UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2012

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-33411	31-1804543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

67 Commerce Drive, Honaker, Virginia 24260

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (276) 873-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 27, 2012, with regulatory approval, New Peoples Bankshares, Inc. (“Company”) extended until December 31, 2012 the maturity of loans totaling $5.45 million (director loans) previously made to the Company by two Company directors, Harold Lynn Keene and B. Scott White and which otherwise would have been due and payable on June 30, 2012. The director loans are unsecured and have a stated maturity of December 31, 2012 with interest payable at maturity or conversion at the variable rate equal to the Wall Street Journal prime rate which was 3.25% on June 27, 2012. The Company is obligated to convert the director loans into the Company’s common stock if, before the stated maturity, the Company conducts an offering of its common stock. If converted as part of an offering the director loans must be converted into common stock on the same terms, including the price per share and with the same rights as offered in the offering. If the Company does not conduct an offering prior to the stated maturity, the Company has the option, but not the obligation, to convert the director loans into shares of its common stock within 30 days of the stated maturity at a price per share to be established by the Company’s Board of Directors. Partial conversion is allowed if full conversion would not be legally permitted. The Company believes this indebtedness is on more favorable terms to the Company than could be obtained from unrelated parties. The Company’s total indebtedness to Director White is $2.8 million plus accrued interest and to Director Keene, $2.65 million plus accrued interest as disclosed in our December 31, 2011 Form 10-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Convertible Note Payable, B. Scott White, dated June 27, 2012.

Exhibit 10.2	Convertible Note Payable, Harold Lynn Keene, dated June 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Peoples Bankshares, Inc.

Date: June 27, 2012	By:	/s/ C. TODD ASBURY
	Name:	C. Todd Asbury
	Title:	Executive Vice President and Chief Financial Officer